Exhibit 3.8

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

EP ENERGY BRAZIL, L.L.C.

A DELAWARE LIMITED LIABILITY COMPANY

PREAMBLE

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of EP Energy Brazil, L.L.C. (the “Company”) is entered into effective as of the 24th day of May, 2012, by EP ENERGY GLOBAL LLC (the “Member”).

WHEREAS, the Company was formed under the name of El Paso Brazil, L.L.C. as a limited liability company under the Act (as hereinafter defined) pursuant to the filing of the Certificate of Formation (as hereinafter defined) on May 7, 2002, and the execution of that certain Agreement of Limited Liability Company dated as of December 18, 2009, by El Paso Cayman BT-PR-4 Company, El Paso Cayman BM-PAMA-1 Company, El Paso Cayman BM-CAL-4 Company, El Paso BPAR-10 Company, El Paso Cayman BAS-97 Company, El Paso Brazil Holdings Company, El Paso Cayman Brazil Ventures Company, each a Cayman Island corporation, (the “Original Agreement”);

WHEREAS, EP Production International Cayman Company (formerly known as El Paso Cayman BM-CAL-4 Company) is the sole existing member that entered into the Original Agreement;

WHEREAS, on May 24, 2012, EP Production International Cayman Company sold its 100% membership interest to EP Energy LLC;

WHEREAS, on May 24, 2012, EP Energy LLC contributed its 100% membership interest to EP Energy Global LLC;

WHEREAS, EP Energy Global LLC, as the sole Member, desires to amend and restate the First Amended and Restated Limited Company Agreement for the purposes and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and covenants herein contained, EP Energy Global LLC does hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

SECTION 1.01. Definitions Unless the context otherwise requires, the following terms shall have the following meanings for the purposes of this Agreement:

“Act” means the Delaware Limited Liability Company Act, 6 Del C. §§ 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Agreement” means this Limited Liability Company Agreement, as the same may be amended from time to time.

“Assets” means, at any time, any real property and other assets owned or leased by the Company from time to time.

“Capital Contribution” means a capital contribution made by the Member pursuant to Section 3.01 or 3.02.

“Certificate” means the Certificate of Formation filed with the Secretary of State of the State of Delaware on may 17, 2002, to form the Company pursuant to the Act, as originally executed by Pilar DeAnda (as an authorized person within the meaning of the Act) and as amended, modified, supplemented or restated from time to time, as the context requires.

“Company” means the limited liability company formed pursuant to this Agreement.

“Distributable Cash” means cash (in U.S. dollars) of the Company that the Member determine is available for distribution.

“Interest” means the ownership interest in the Company at any time, including the right of the Member to any and all benefits to which the Member may be entitled as provided in this Agreement, together with the obligations of the Member to comply with all the terms and provisions of this Agreement.

“Member” refers to the Member set forth in Exhibit A hereto, and any other member or members admitted to the Company in accordance with this Agreement or any amendment or restatement hereof.

“Person” has the meaning set forth in the Act.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

ARTICLE II

FORMATION

SECTION 2.01. Name. The name of the Company shall be as set forth in the Preamble hereof. All business of the Company shall be conducted under such name and title to all property, real, personal, or mixed, owned by or leased to the Company shall be held in such name. Notwithstanding the preceding sentence, the Member may change the name of the Company or adopt such trade or fictitious names as it may determine.

SECTION 2.02. Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in the Office of the Secretary of State of Delaware (the “Effective Date”) and, pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the Effective Date. The term of the Company shall continue until terminated as provided in Article VIII hereof.

SECTION 2.03. Principal Place of Business. The principal place of business of the Company shall be located at 1001 Louisiana, Houston, Texas 77002. The Member may establish other offices at other locations.

SECTION 2.04. Agent for Service of Process. The Corporation Trust Company shall be the registered agent of the Company upon whom process against it may be served. The address of such agent within the State of Delaware is: Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

SECTION 2.05. Purposes of the Company. The Company has been organized to engage in any lawful act or activity for which a Delaware limited liability company may be formed.

ARTICLE III

CAPITAL CONTRIBUTIONS

SECTION 3.01. Capital Contribution. The Member may contribute cash or other property to the Company as they shall decide, from time to time.

SECTION 3.02. Additional Capital Contributions. If at any time the Member shall determine that additional funds or property are necessary or desirable to meet the obligations or needs of the Company, the Member may make additional Capital Contributions.

SECTION 3.03. Limitation on Liability. The liability of the Member shall be limited to its Interest in the Company, and the Member shall not have any personal liability to contribute money to, or in respect of, the liabilities or the obligations of the Company, except as set forth in the Act.

SECTION 3.04. Withdrawal of Capital; Interest. The Member may not withdraw capital or receive any distributions, except as specifically provided herein. No interest shall be paid by the Company on any Capital Contributions.

ARTICLE IV

DISTRIBUTIONS

SECTION 4.01. Distributions. Except as otherwise provided in the Act, all Distributable Cash of the Company shall be distributed to the Member, or distributions in kind may be made to the Member at such times as the Member shall determine.

ARTICLE V

BOOKS AND RECORDS

SECTION 5.01. Books and Records. The Member shall keep or cause to be kept complete and accurate books of account and records that shall reflect all transactions and other matters and include all documents and other materials with respect to the Company’s business that are usually entered into and maintained by Persons engaged in similar businesses. All Company financial statements shall be accurate in all material respects, shall fairly present the financial position of the Company and the results of its operations and Distributable Cash and transactions in its reserve accounts, and shall be prepared in accordance with generally accepted accounting principles, subject, in the case of quarterly statements, to year-end adjustments. The books of the Company shall at all times be maintained at the principal office of the Company or at such other location as the Member decides.

ARTICLE VI

MANAGEMENT OF THE COMPANY

SECTION 6.01. Management. The management of the Company shall be under the direction of the Member, who may, from time to time, designate one or more persons to be officers of the Company, with such titles as the Member may determine, including those positions set forth in Section 6.02.

SECTION 6.02. Officers. Such of the following officers shall be elected as the Member deems necessary or appropriate: a President, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, a Secretary, a Treasurer, a Controller, one or more Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers and Assistant Controllers, and such other officers with such titles and powers and/or duties as the Member shall from time to time determine. Officers may be designated for particular areas of responsibility and simultaneously serve as officers of subsidiaries or divisions. Any officer so elected may resign at any time upon written notice to the Member. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective. Any officer may be removed, with or without cause, by the Member. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Company, but the election or appointment of any officer shall not of itself create contractual rights. Any number of offices may be held by the same person. Any vacancy occurring in any office by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Member.

(a) President. The President shall have general control of the business, affairs, operations and property of the Company, subject to the supervision of the Member. He may sign or execute, in the name of the Company, all deeds, mortgages, bonds, contracts or other undertakings or instruments, except in cases where the signing or execution thereof shall have been expressly delegated by the Member to some other officer or agent of the Company. He shall have and may exercise such powers and perform such duties as may be provided by law or as are incident to the office of President of a company (as if the Company were a Delaware corporation) and such other duties as are assigned from time to time by the Member.

(b) Vice Presidents. Each Executive Vice President, Senior Vice President, Vice President and Assistant Vice President shall have such powers and perform such duties as may be provided by law or as may from time to time be assigned to him, either generally or in specific instances, by the Member or the President. Any Executive Vice President or Senior Vice President may perform any of the duties or exercise any of the powers of the President at the request of, or in the absence or disability of, the President or otherwise as occasion may require in the administration of the business and affairs of the Company.

Each Executive Vice President, Senior Vice President, Vice President and Assistant Vice President shall have authority to sign or execute all deeds, mortgages, bonds, contracts or other instruments on behalf of the Company, except in cases where the signing or execution thereof shall have been expressly delegated by the Member to some other officer or agent of the Company.

(c) Secretary. The Secretary shall keep the records of the Company, in books provided for the purpose; he shall be custodian of the seal or seals of the Company; he shall see that the seal is affixed to all documents requiring same, the execution of which, on behalf of the Company, under its seal, is duly authorized, and when said seal is so affixed he may attest same; and, in general, he shall perform all duties incident to the office of the secretary of a company (as if the Company were a Delaware corporation), and such other duties as from time to time may be assigned to him by the Member or the President or as may be provided by law. Any Assistant Secretary may perform any of the duties or exercise any of the powers of the Secretary at the request of, or in the absence or disability of, the Secretary or otherwise as occasion may require in the administration of the business and affairs of the Company.

(d) Treasurer. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Company, and shall deposit, or cause to be deposited, in the name of the Company, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by or under authority of the Member; if required, he shall give a bond for the faithful discharge of his duties, with such surety or sureties as the Member may determine; he shall keep or cause to be kept full and accurate records of all receipts and disbursements in books of the Company and shall render to the Member or the President, whenever requested, an account of the financial condition of the Company (as if the Company were a Delaware corporation); and, in general, he shall perform all the duties incident to the office of treasurer of a company, and such other duties as may be assigned to him by the Member or the President or as may be provided by law.

(e) Controller. The Controller shall be the chief accounting officer of the Company. He shall keep full and accurate accounts of the assets, liabilities, commitments, receipts, disbursements and other financial transactions of the Company; shall cause regular audits of the books and records of account of the Company and supervise the preparation of the Company’s financial statements; and, in general, he shall perform the duties incident to the office of controller of a company (as if the Company were a Delaware corporation) and such other duties as may be assigned to him by the Member or the President or as may be provided by law. If no Controller is elected by the Member, the Treasurer shall perform the duties of the office of controller.

(f) Tax Officer. The office of Tax Officer shall have the authority to sign or execute on behalf of this Company any federal, foreign, Indian, state or local tax return or report, claim for refund of taxes, extension of a statute of limitation, administrative tax appeals filings and any other document relating to this Company’s tax responsibilities.

ARTICLE VII

TRANSFERS OF COMPANY INTERESTS

SECTION 7.01. Transfers. Any Member may, directly or indirectly, sell, assign, transfer, pledge, hypothecate or otherwise dispose of all or any part of its Interest. Any Person acquiring the Member’s Interest shall be admitted to the Company as a substituted Member with no further action being required on the part of the Member.

ARTICLE VIII

DISSOLUTION AND TERMINATION

SECTION 8.01. Dissolution. The Company shall be dissolved and its business wound up upon the decision made at any time by the Member to dissolve the Company, or upon the occurrence of any event of dissolution under the Act.

SECTION 8.02. Liquidation. Upon dissolution, the Company’s business shall be liquidated in an orderly manner. The Member shall wind up the affairs of the Company pursuant to this Agreement and in accordance with the Act, including, without limitation, Section 18-804 thereof.

SECTION 8.03. Distribution of Property. If in the discretion of the Member it becomes necessary to make a distribution of Company property in kind in connection with the liquidation of the Company, such property shall be transferred and conveyed to the Member.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01. General. Except to the extent expressly prohibited by the Act, the Company shall indemnify each Person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that such Person or such Person’s testator or intestate is or was a member or officer of the Company, against judgments, fines (including excise taxes assessed on a Person with respect to an employee benefit plan), penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with such action or proceeding, or any appeal therefrom; provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such Person establishes that his conduct did not meet the then applicable minimum statutory standards of conduct; and provided, further, that no such indemnification shall be required in connection with any settlement or other non-adjudicated disposition of any threatened or pending action or proceeding unless the Company has given its prior consent to such settlement or such other disposition, which consent shall not be unreasonably withheld.

SECTION 9.02. Reimbursement. The Company shall advance or promptly reimburse, upon request, any Person entitled to indemnification hereunder for all expenses, including attorneys’ fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such Person (in form and substance satisfactory to the Company) to repay such amount if such Person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such Person is entitled; provided that such Person shall cooperate in good faith with any request by the Company that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential conflicts of interest between or among such parties; and provided, further, that the Company shall only advance attorneys’ fees in respect of legal counsel approved by the Company, such approval not to be unreasonably withheld.

SECTION 9.03. Availability. The right to indemnification and advancement of expenses under this provision is intended to be retroactive and shall be available with respect to any action or proceeding which relates to events prior to the effective date of this provision.

SECTION 9.04. Indemnification Agreement. The Company is authorized to enter into agreements with any of its Member or officers extending rights to indemnification and advancement of expenses to such Person to the fullest extent permitted by applicable law, but the failure to enter into any such agreement shall not affect or limit the rights of such Person pursuant to this provision.

SECTION 9.05. Enforceability. In case any provision in this Article IX shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provisions shall be given the fullest possible enforcement in the circumstances, it being the intention of the Company to provide indemnification and advancement of expenses to its Member and officers, acting in such capacities, to the fullest extent permitted by law.

SECTION 9.06. No Amendments. No amendment or repeal of this provision shall apply to or have any effect on the indemnification of, or advancement of expenses to, the Member or any officer of the Company for, or with respect to, acts or omissions of such Member or officer occurring prior to such amendment or repeal.

SECTION 9.07. Not Exclusive. The foregoing shall not be exclusive of any other rights to which any Member or any officer may be entitled as a matter of law and shall not affect any rights to indemnification to which Company personnel other than the Member or officers may be entitled by contract or otherwise.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Amendments and Consents. This Agreement may be modified or amended only by the Member.

SECTION 10.02. Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or the Member.

SECTION 10.03. Integration. This Agreement constitutes the entire agreement pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements in connection therewith. No covenant, representation or condition not expressed in this Agreement shall affect, or be effective to interpret, change or restrict, the express provisions of this Agreement.

SECTION 10.04. Headings. The titles of Articles and Sections of this Agreement are for convenience only and shall not be interpreted to limit or amplify the provisions of this Agreement.

SECTION 10.05. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, which may be sufficiently evidenced by one counterpart.

SECTION 10.06. Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement, which are valid.

SECTION 10.07. Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware, without regard to its conflict of law principles.

SECTION 10.08. Security. For purposes of providing for transfer of, perfection a security interest in, and other relevant matters related to, a membership interest in the Company, each membership interest in the Company shall be deemed to be a ‘security’ subject to the rules set forth in Chapters 8 and 9 of the Texas Uniform Commercial Code and any similar Uniform Commercial Code provision adopted by the States of New York or Delaware or any other relevant jurisdiction.

IN WITNESS WHEREOF, this Limited Liability Company Agreement has been duly executed by EP Energy Global LLC, effective as of the 24th day of May 2012.

EP ENERGY GLOBAL LLC

By:	/s/ Francis C. Olmsted III
Francis C. Olmsted III
Vice President

Exhibit A

Interests

Member	Percentage Interest
EP Energy Global LLC	100%
1001 Louisiana Street
Houston, TX 77002